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                SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549



                             FORM 8-K

                          CURRENT REPORT


                  Pursuant to Section 13 of the
                 Securities Exchange Act of 1934


       Date of Earliest Event Reported: September 12, 1996


                  MASSACHUSETTS ELECTRIC COMPANY

        (exact name of registrant as specified in charter)


Massachusetts            0-5464              04-1988940
(state or other          (Commission         (I.R.S. Employer
jurisdiction of          File No.)           Identification No.)
incorporation)

       25 Research Drive, Westborough, Massachusetts 01582

             (Address of principal executive offices)

                          (508) 389-2000

       (Registrant's telephone number, including area code)
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Item 5.  Other Events
_____________________


     As previously reported, in May 1996, the Massachusetts Department of Public Utilities (MDPU) issued a set of proposed rules and regulations which would allow all customers of Massachusetts investor-owned utilities to choose their electricity supplier beginning in 1998. On September 12, 1996, the Attorney General of Massachusetts and New England Electric System (NEES) subsidiaries Massachusetts Electric Company (Massachusetts Electric) and New England Power Company (NEP) announced that they had reached agreement on a plan which, if approved by the MDPU, would implement retail choice in 1998 and provide Massachusetts Electric and NEP recovery of stranded costs.

     Under the plan, all customers of Massachusetts investor-owned utilities would have the ability to choose an alternative supplier beginning on January 1, 1998. Until a customer chooses an alternative supplier, that customer would receive "Standard Offer" service which would be priced to guarantee that customer at least a ten percent savings from today's electric prices. Distribution utilities would purchase power for "Standard Offer" service from suppliers through a competitive bidding process. NEP would be eligible to bid.

     Under the plan, NEP's wholesale rates would be frozen until
the commencement of retail choice in Massachusetts.   Upon the
commencement of retail choice in Massachusetts, NEP's wholesale contract with Massachusetts Electric would be terminated. In return, the cost of NEP's past generation commitments to serve Massachusetts Electric's customers would be recovered through a transition access charge on retail distribution rates. Those commitments are currently estimated at approximately $4 billion on a present value basis (of which Massachusetts Electric's share is approximately $3 billion). The aggregate amount of the transition access charge would be reduced by the fair market value of NEP's non-nuclear generating assets. The value of such generating assets would be determined by selling, spinning off, or otherwise disposing of at least a 15 percent interest in such generating facilities.

     Sunk costs associated with generating plants and regulatory assets would be recovered over a period of 12 years, with an initial return on equity of 9.4 percent. Purchased power contracts and nuclear decommissioning costs would be recovered as incurred over the life of those obligations, a period expected to extend beyond 12 years. The initial transition access charge would be set at 2.8 cents per kWh through December 31, 2000, and is expected to decline thereafter. As the transition access charge declines, NEP would earn mitigation incentives which would
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supplement its return on equity above the initial 9.4 percent during the twelve year transition period.

     The plan also establishes performance-based rates for Massachusetts Electric. Under the plan, Massachusetts Electric's non-fuel rates would be frozen at current levels until the commencement of retail choice. Upon commencement of retail choice, Massachusetts Electric would receive an approximately $45 million increase in its distribution rates, with such rates then frozen through the year 2000. Massachusetts Electric's return on equity would be subject to a floor of 6 percent and a ceiling of 11 percent, effective upon commencement of retail choice. Earnings over the ceiling would be shared equally between customers and shareholders up to an absolute cap of 12.5 percent. To the extent that earnings fall below the floor, Massachusetts Electric would be authorized to surcharge customers for the shortfall.

     The NEES Companies and the Attorney General will present the plan to other industry stakeholders with the intent of reaching consensus with other parties before filing the plan with the MDPU on October 1, 1996. It is not known when the MDPU will issue a decision on the plan. Implementation of the plan is also subject to enactment of enabling legislation by the Massachusetts legislature and the approval of the Federal Energy Regulatory Commission.


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                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

                                 MASSACHUSETTS ELECTRIC COMPANY


                                    s/Michael E. Jesanis
                                 By _________________________
                                    Michael E. Jesanis
                                    Treasurer


Date: September 12, 1996